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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))

[_]  Definitive Information Statement




                         STAR MULTI CARE SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g)

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.



     1)   Title of each class of securities to which transaction applies:


          --------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------

     5)   Total fee paid:

          --------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.


================================================================================

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



     1)   Amount Previously Paid:

          --------------------------------------------------------------


     2)   Form, Schedule or Registration Statement No.:

          --------------------------------------------------------------


     3)   Filing Party:

          --------------------------------------------------------------


     4)   Date Filed:

          --------------------------------------------------------------

                         STAR MULTI CARE SERVICES, INC.
                              33 WALT WHITMAN ROAD
                                    SUITE 302
                       HUNTINGTON STATION, NEW YORK 11746





Dear Shareholder:

You are cordially invited to attend the Special Meeting of shareholders of Star Multi Care Services, Inc. (the "Special Meeting") to be held at 3:00 P.M. New York time on March 1, 2004, at the Huntington Hilton Hotel, 598 Broadhollow Road, Melville, New York 11747

At the Special Meeting, our shareholders will be voting on the following proposal:

     o To approve an amendment to our Certificate of Incorporation which will effect a 1-to-55,000 reverse stock split of our common stock.

     o The transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof.

These proposals are more fully described in the enclosed Information Statement.




 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
 ------------------------------------------------------------------------------





                                            By Order of the Board of Directors,


                                            Stephen Sternbach
                                            Chairman of the Board, President and
                                            Chief Executive Officer
                                            Huntington Station, New York

                         STAR MULTI CARE SERVICES, INC.
                              33 WALT WHITMAN ROAD
                                    SUITE 302
                       HUNTINGTON STATION, NEW YORK 11746



                              INFORMATION STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MARCH 1, 2004


GENERAL INFORMATION FOR SHAREHOLDERS

     This Information Statement, expected to be mailed January 26, 2004, is furnished in connection with the Special Meeting of shareholders of Star Multi Care Services, Inc. to be held at 3:00 P.M. New York time on March 1, 2004, at the Huntington Hilton Hotel, 598 Broadhollow Road, Melville, New York 11747 and at any adjournment. This Information Statement is being first sent to our shareholders on or about January 26, 2004.

RECORD DATE AND VOTING

     The proposals to be voted on at the Special Meeting are described in detail in this Information Statement. Shareholders of record at the close of business on January 19, 2004, are entitled to notice of, and to vote at, the Special Meeting. At the close of business on that date, there were outstanding and entitled to vote 16,182,309 shares of our common stock and 1,701 shareholders of record. Each holder of common stock is entitled to one vote for each share of common stock held by that shareholder on the record date.

ADDITIONAL MATERIALS

     We are mailing with this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended May 31, 2003 and Quarterly Report on Form 10-QSB for the period ended November 30, 2003. These documents are incorporated in, and constitute a part of this Information Statement.

OTHER MATTERS

     Other than the proposals described in this Information Statement, we know of no matters that will be presented for consideration at the Special Meeting

                               SUMMARY TERM SHEET

     This summary highlights selected information from this Information Statement and does not contain all of the information that is important to you. To better understand the terms and conditions of the Proposal involving, the Reverse Split, you should carefully read this entire document, its attachments and the other documents to which we refer.


PROPOSAL 1:  THE REVERSE SPLIT

WHY IS THE COMPANY PROPOSING A REVERSE SPLIT?

     The Reverse Split and payment of cash in lieu of fractional shares resulting therefrom (the "Reverse Split Transaction") was unanimously approved by the Board of Directors on January 7, 2004 and is proposed to reduce the number of shareholders of record to less than 300, thereby allowing us to terminate our registration under the Securities Exchange Act of 1934 (the "Exchange Act") and relieving us of the costs of filing public documents and allowing us to continue our long-term business plans. As a private company, we would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission ("SEC").

     The reasons for the Reverse Split are discussed below under the caption "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Purposes and Reasons for the Proposed Reverse Split".

WHAT WILL I RECEIVE IF THE REVERSE SPLIT IS APPROVED?

     If the Reverse Split is approved by the shareholders and implemented:

     Each holder of 55,000 shares of existing Common Stock ("Existing Common Stock") will automatically become the holder of one post-Reverse Split share of Common Stock (the "New Common Stock").

     No new certificates representing fractional shares will be issued. Instead, you would receive cash in lieu of the fractional share, at a rate of $.122 per share of Existing Common Stock). For example, if you are the holder of 1,000 shares of Existing Common Stock at the effective time of the Reverse Split, you would receive $122 in cash rather than fractional shares of New Common Stock. This transaction will not involve commissions or other transaction fees that would be charged if you sold shares on the open market. We estimate that an aggregate amount of approximately $95,000 will be paid for resulting fractional shares.

     For further information, see "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT" below.

WHAT DOES "GOING PRIVATE" MEAN?

     "Going Private" means the Company will no longer be a public reporting company under the federal securities laws. However, affiliated and unaffiliated shareholders who hold over 55,000 shares of Existing Common Stock will continue to be shareholders of the Company.

     We estimate that there will be approximately 2 shareholders of record remaining as a result of the Reverse Split. If the Company has less than 300 shareholders of record of its common stock, the Company may terminate the registration of its Common Stock under the Exchange Act by filing a Form 15 with the Securities and Exchange Commission.

     For further information, see "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT" below.

HOW DID THE BOARD OF DIRECTORS DETERMINE THE FAIRNESS OF THE REVERSE SPLIT?

     In order to eliminate any conflict of interest in evaluating, negotiating and recommending the Reverse Split Transaction, the Company's Board of Directors formed a special advisory committee (the "Special Committee") to assist the Board of Directors in its evaluation of the Reverse Split Transaction. The Special Committee is composed of one independent director who is not an officer or employee of the Company or any significant Company shareholder, has have a financial interest in the Reverse Split Transaction different from our other shareholders. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT-Fairness of the Reverse Split - SPECIAL COMMITTEE" below.

     The Board of Directors determined that the fair value of the Common Stock in the Reverse Split Transaction to be $.122 per share. The Board of Directors made this determination based on advice from the Special Committee, a review of the historical trading price of the Company's Common Stock over recent periods, including the closing price of the stock on the last ten days that trades occurred on or prior to January 7, 2004, and other considerations such as general lack of liquidity of the Common Stock, recent trading volumes, Company projections and recent market trends, that the Board of Directors deemed relevant to its evaluation. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT-Fairness of the Reverse Split" below.

WHAT ARE THE INTERESTS OF AFFILIATES OF THE COMPANY IN THE REVERSE SPLIT?

     Affiliates of the Company have the same interest in the Reverse Split as unaffiliated shareholders. Both affiliated and unaffiliated shareholders will receive the same consideration for their fractional shares. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Fairness of the Reverse Split -- AFFILIATES" below.

HOW WILL THE OWNERSHIP INTERESTS OF HOLDERS OF FEWER THAN 55,000 SHARES BE AFFECTED BY THE REVERSE SPLIT?

     Holders of fewer than 55,000 shares of Existing Common Stock will no longer have any voting or ownership rights in the Company after the Reverse Split is effected and will instead be entitled to receive a cash payment in lieu of their interest based on a valuation of $.122 per share of Existing Common Stock. As a result, such holders will no longer be able to participate in any future growth of the Company. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT -- General Effects Of The Reverse Split" below.

WHAT ARE THE PRINCIPAL ADVANTAGES OF THE REVERSE SPLIT?

     The Company believes, based upon historical information, that it may save approximately $250,000 in the first year following the Reverse Split in costs associated with being a public reporting company. However, these cost savings are estimates and may not be realized as scheduled, or in full.

     Affiliated and unaffiliated shareholders holding a number of shares not evenly divisible by 55,000 will receive a cash payment for the portion of their interest that would otherwise be represented by a fractional share, without incurring brokerage or other transaction costs.

     To review the principal advantages of the Reverse Split in greater detail please read the discussions under "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT
- Purposes and Reasons for the Proposed Reverse Split" below.

WHAT ARE THE PRINCIPAL DISADVANTAGES OF THE REVERSE SPLIT?

     Shareholders who are cashed-out completely will no longer have any ownership or voting rights in the Company and will not be able to participate in any future growth or profits that the Company may experience.

     If the Reverse Split is effected, the Company will become a private company which will have the following effects: (i) there will be no opportunity for a public market for the Company's securities to develop unless the Company re-registers under the Exchange Act in the future, (ii) there will be much more limited information available publicly regarding the Company unless the Company voluntarily elects to disseminate information publicly or it re-registers under the Exchange Act in the future.

     To review the principal disadvantages of the Reverse Split in greater detail please read the discussions under "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Purposes and Reasons for the Proposed Split - Potential Disadvantages" below.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT FOR SHAREHOLDERS?

     The receipt of cash in the Reverse Split will be taxable for federal income tax purposes. Shareholders who only receive shares of New Common Stock should not be subject to taxation as a result of the Reverse Split.

     Shareholders who receive cash in lieu of fractional shares of New Common Stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

     To review the material tax consequences in greater detail, please read the discussion under "FEDERAL INCOME TAX CONSEQUENCES" below.

WHAT PERCENTAGE OF SHAREHOLDERS MUST VOTE IN FAVOR OF THE REVERSE SPLIT TRANSACTION FOR IT TO BE APPROVED?

     The Reverse Split Transaction will be ratified if a majority of the votes cast vote in favor of its ratification. Stephen Sternbach and Matthew Solof who own approximately 95.2% of the Company's Common Stock have indicated their intention to vote in favor of the Reverse Split Transaction.

DO I HAVE APPRAISAL OR DISSENTERS' RIGHTS?

     Under New York law, those shareholders who wish to exercise their right to dissent and elect not to receive the cash value of $.122 per share of Existing Common Stock must meet all of the specific requirements stated in Section 623 of the New York State Business Corporation Law (See Appendix A). This means that only holders of shares in increments of less than 55,000 shares of the Company's Existing Common Stock that would result in receiving a cash payment in lieu of a fractional share are entitled to dissenters' rights. The dissenters' rights statute provides that shareholders who dissent from the Reverse Split Transaction are entitled to payment in cash for the fair value of their fractional share (if any) resulting from the Reverse Split. Under New York law, if a shareholder votes in favor of the Reverse Split Transaction at the Special Meeting, he/she cannot then subsequently exercise dissenters' rights he/she otherwise may have had under law as to the Reverse Split Transaction. See "DISSENTERS' RIGHTS" below for important details regarding the procedure and specific rights

                  PROPOSAL I - 1-FOR-55,000 REVERSE STOCK SPLIT

                  SPECIAL FACTORS RELATING TO THE REVERSE SPLIT

     INTRODUCTION

     On January 7, 2004, the Company's Board of Directors unanimously adopted a resolution approving, and decided to recommend to the Company's shareholders, a 1-for-55,000 reverse stock split (the "Reverse Split") of the Company's outstanding Common Stock, the payment of the fair market value for any fractional shares resulting from the Reverse Split (together with the Reverse Split, the "Reverse Split Transaction" and "Proposal I"), , which proposal may be undertaken at the discretion of the Board of Directors (as described below). The Reverse Split Transaction is proposed to reduce the number of shareholders of record to less than 300, thereby allowing the Company to terminate its registration under the Securities Exchange Act of 1934 (the "Exchange Act") and relieving the Company of the costs of filing public documents and allowing the Company to continue its long-term business plans without the burdens of public reporting. As a private company, the Company would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission ("SEC").

     The Company's Board of Directors had to consider many factors in its determination to approve the Reverse Split Transaction and submit it to the shareholders for approval. Most importantly, the Board of Directors had to determine if the Reverse Split Transaction was in the best interest of the Company's shareholders. In connection with that decision, the Board of Directors considered advantages and disadvantages to the Company going private, as well as the methods and types of transactions available to allow the Company to go private. In connection with that analysis, the Board of Directors also was required to determine the fair market value of the Company's Common Stock and, depending on the type of transaction chosen to go private, to determine whether the Board of Directors was permitted to or thought it advisable to recommend the Company pay any premium over the fair market value of the Company's Common Stock.

     The Board of Directors, after extensive discussions with representatives from Company management and outside legal counsel to the Company, made a preliminary determination that a reverse stock split would be the best transaction structure to achieve, in the most cost effective manner, the Company's going private goal. To assist the Board of Directors in its determinations regarding a going private transaction and to get an independent view of the Board's initial determinations, the Board of Directors then formed a special, advisory committee for the Company, comprised of one independent non-employee director (Charles Berdan) to investigate, consider and evaluate the "going private" proposal including a possible reverse stock split (the "Special Committee"). The Special Committee was asked to independently examine the following:

     o whether the Company should undertake a going private transaction and the advantages and disadvantages to the Company's shareholders in doing so;

     o    what form the transaction to go private should take, if any;

     o if the Special Committee determined that a reverse stock split were the proper method to undertake the going private transaction, the parameters of the reverse split, including the size of the reverse split and how to handle any resulting fractional shares; and

     o    how to accurately value the Company's Existing Common Stock.

     The Special Committee ultimately, after a number of meetings and discussions with Company management, discussions with outside legal counsel, and review of other factors that the member of the Special Committee determined to be relevant to its evaluation of a going private transaction, made a decision on January 7, 2004 to recommend to the Company's Board of Directors that the Reverse Split Transaction be approved. In addition, the Special Committee noted that in undertaking a reverse split, the Company would be required to pay the fair market value for any resulting fractional shares of Common Stock so that the Company could reach its goal of going private. In so doing, the Special Committee noted advice from counsel that the fair market value of the Common Stock was to be concluded without discount or premium and must be determined by the Special Committee and the Board of Directors by reviewing all relevant factors. After conducting such an examination of relevant factors, the Special Committee determined that the fair value of the Common Stock in the Reverse Split Transaction to be $.122 per share. The Special Committee made this determination based on a review of the historical trading price of the Company's Common Stock over recent periods, including the closing price of the stock on the last ten days that trades occurred on or prior to January 7, 2004 and other considerations such as general lack of liquidity of the Common Stock, recent trading volumes, Company projections and recent market trends, that the Special Committee deemed relevant to its evaluation.

     On January 7, 2004, the Special Committee delivered its recommendation of the Reverse Split Transaction to the Board of Directors, including a detailed analysis of its conclusions. After receipt of that recommendation, the Board of Directors conducted its own analysis as to the Reverse Split Transaction, including but not limited to the advantages and disadvantages of going private and the Reverse Split Transaction, the valuation methodology recommended by the Special Committee as to the method to determine the price to be paid to fractional shareholders in the Reverse Split Transaction, proposed methods of funding the payment to holders of fractional shares in the Reverse Split Transaction and current and projected Company performance and the Board of Directors approved unanimously the Reverse Split Transaction and a reduction in authorized Common Stock as described in this Proposal I.

     Proposal I is subject to approval by a majority of those Common Stock shares voting at the Special Meeting. Stephen Sternbach and Matthew Solof who own approximately 95.2% of the Company's Common Stock have indicated their intention to vote in favor of Proposal I.

     HOW THE REVERSE SPLIT TRANSACTION WILL BE UNDERTAKEN

     The Reverse Split of the Company's outstanding Common Stock will automatically occur upon the filing of the Reverse Split amendment ("Reverse Split Amendment"). Following shareholder approval, the Reverse Split Transaction may be undertaken at the option of the Company's Board of Directors. The Board of Directors may abandon the Reverse Split Transaction if it determines the split not to be in the best interests of the Company's shareholders. The "Effective Date," referred to throughout this Proposal I, for the Reverse Split will be the date indicated as such in the Reverse Split Amendment, which date is currently expected to be the date on which the Reverse Split Amendment is filed with the State of New York.

     Following shareholder approval of the Reverse Split, should the Board of Directors elect to undertake the Reverse Split, each holder of 55,000 shares of Existing Common Stock will automatically become the holder of one post-Reverse Split share of Common Stock, also referred to herein as "New Common Stock". No fractional shares will be issued in connection with the Reverse Split, and any fractional shares that may result will be redeemed in cash based on the fair market value of the Existing Common Stock as required by New York Law (shares held by shareholders affiliated with one another will be aggregated for this purpose to the extent commercially practicable). The fair market value of the Existing Common Stock was determined (for purposes of the payment for fractional shares) based upon the average of the last reported sale prices on the NASD Over-the-Counter Bulletin Board on each of the last ten days on which the Common Stock was traded prior to the ratification of the Reverse Split by the Board of Directors on January 7, 2004. The Board of Directors believes that the public sale price of the Existing Common Stock measured over ten days on which the Common Stock was traded accurately reflects the fair market value of the Existing Common Stock.

     The certificates representing Existing Common Stock will not be required to be exchanged for new certificates representing New Common Stock. Rather, the certificates representing Existing Common Stock will be deemed automatically to constitute and represent the correct number of post-split shares without further action by the Company's shareholders, and certificates representing New Common Stock will only be issued as old certificates are delivered to the Company's transfer agent as transfers of shares occur after the Effective Date. The Company anticipates that it will pay out approximately $95,000 to holders of Existing Common Stock that will be holders of fractional shares following the Reverse Split Transaction based on a valuation of $.122 per share for each share of Existing Common Stock.

     PURPOSES AND REASONS FOR THE PROPOSED REVERSE SPLIT

     The Company's Board of Directors considered a number of important advantages to going private which are summarized as follows:

     o Cost savings as to costs of public reporting, shareholder account servicing;

     o Increased operating freedom focused on long-term growth rather than quarterly results;

     o Provide existing shareholders with liquidity at fair market value for their Common Stock; and

     o    No tangible reduction in liquidity for continuing shareholders.

     The Board of Directors considered as the principal reasons for the Reverse Split Transaction to relieve the Company of the costs and burdens of remaining a public company and allow the Company's management team to focus on long-term growth. In addition, the Board of Directors believes that because of the Company's relatively small size, lack of profitability and limited dividend distributions, the Company's status as a public company has provided little liquidity for the Company's shareholders. Additionally, because of these factors, the Company has not been able to utilize stock as a source of financing for its capital needs over the last few years. The Company's management expects no change in this situation for the foreseeable future. For these reasons, the Board of Directors believes the costs and expenses of remaining a public reporting company are not warranted because the Company has not been and expects that it will not be able to realize one of the principal benefits of public ownership.

     The Board of Directors believes that there are considerable costs and burdens to the Company in remaining a public reporting company. To comply with its obligations under the Exchange Act, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from termination of registration of common shares include: lower printing and mailing costs; reduced reporting and disclosure requirements due to the company's private status; and reduction in direct expenses such as word processing and preparing electronic filings in the EDGAR format prescribed by the SEC. The Company also believes that there will be a reduction in audit and legal fees, once the Company is no longer subject to the reporting requirements of the Exchange Act. The Company also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. Termination of registration under the Exchange Act of the Common Stock is expected to substantially reduce many of these costs.

     The Company also expects the Reverse Split Transaction to substantially reduce the cost of servicing shareholder accounts. The costs of printing and mailing materials to shareholders (and dividend checks when declared and paid) increases for each shareholder account, regardless of the number of shares held by the shareholder. Many of the Company's shareholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings. After the Reverse Split Transaction, the Board of Directors expects the Company to have approximately 2 shareholders, compared to approximately 1,700 shareholders prior to the Reverse Split.

     Based on its experience in prior years, the Company believes that annual savings of $250,000 in the first year following the Reverse Split Transaction may be realized by going private. This amount, however, is just an estimate based on past experience, and the actual savings to be realized may vary from such estimate, especially in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules if the Company continues to be subject to the Exchange Act. However, the Company cannot guarantee that the benefits of going private will be accomplished as expected or in full.

     The Board of Directors also believes that the Company, because of its being a public reporting company, has not been able to concentrate enough on the long-term growth of the Company's businesses. Rather, the Company has been required to place undue emphasis on quarter-to-quarter earnings. By becoming a private company, the Board of Directors feels that management can redirect its efforts on long-term growth. Management will gain greater flexibility in operating the Company and planning for its future.

     The Reverse Split Transaction also provides for a cash payment to holders in lieu of the issuance of fractional shares. Unaffiliated and affiliated shareholders will benefit from the Reverse Split Transaction in that they will receive a cash payment for all or a portion of their existing holdings. All holders of less than 55,000 shares of Existing Common Stock will receive a cash payment for their entire interest in the Company, which the Company believes provides a substantial benefit since the current market for the shares is very limited. Those unaffiliated and affiliated shareholders who hold 55,000 or more shares of Existing Common Stock will receive New Common Stock and will continue to have voting and ownership rights in the Company, as well as payments in cash for any fractional shares resulting from the Reverse Split Transaction for such holders. The holders of New Common Stock will have the opportunity to participate in the increased opportunities for future growth that the Company will experience due to the reduced reporting and administrative costs associated with the Company no longer being public.

     If the Reverse Split is approved and implemented, the number of shareholders of record of the Company's Common Stock will be fewer than 300. The Company intends to terminate the registration of its Common Stock under the Exchange Act pursuant to Section l2(g)(4) of the Exchange Act as soon as possible after the Effective Date. Following the Reverse Split Transaction, the decision by the Company to terminate Exchange Act registration will not require shareholder approval and will not be voted on at this Special Meeting. After the Company has de-registered its Common Stock, the Company's duty to file periodic reports with the SEC, such as current quarterly and annual reports, will be suspended.

     POTENTIAL DISADVANTAGES OF THE REVERSE SPLIT TRANSACTION

     While the Company believes the Reverse Split Transaction will result in the benefits described, several disadvantages should also be noted. THE OWNERSHIP INTEREST OF SHAREHOLDERS HOLDING LESS THAN 55,000 SHARES WILL BE TERMINATED, AND SUCH SHAREHOLDERS WILL NOT PARTICIPATE IN ANY FUTURE GROWTH OF THE COMPANY. In addition, the Company will become a private company, and continuing shareholders will not have the opportunity for a public market for the Company's securities unless the Company re-registers under the Exchange Act in the future, which is not currently anticipated.

     After the Reverse Split Transaction, the Company will terminate the registration of its Common Stock under the Exchange Act and the Company will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company's reporting obligations under the Exchange Act:

     o Less information will be required to be furnished to shareholders or to be made publicly available by the Company;

     o Various provisions of the Exchange Act, such as quarterly operating statements and proxy statement disclosure in connection with shareholder meetings, will no longer apply to the Company; and

     o The reporting requirements and restrictions of the Securities Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16, will no longer apply to executive officers, directors and 10% shareholders of the Company.

     Furthermore, both affiliated and unaffiliated shareholders of the Company receiving cash as a result of the Reverse Split Transaction will be subject to federal income taxes and possibly state taxes, as if they had sold their shares. As a result, both affiliated and unaffiliated shareholders who receive cash due to the Reverse Split Transaction may be required to pay taxes (or may recognize a capital loss) on their respective shares of Common Stock which are converted into the right to receive cash from the Company. See "FEDERAL INCOME TAX CONSEQUENCES."

     BACKGROUND

     Beginning in early 2003, the Board of Directors of the Company initiated the discussion of a going private transaction as a means to reduce the Company's expenses. The management of the Company considered the advantages and disadvantages of being a private company and unanimously directed management to develop a proposal for the Company to terminate its reporting obligations under the Exchange Act, addressing various methods for going private.

     Management spoke with the Company's outside legal counsel to discuss options for terminating the Company's reporting obligations, including the option of a reverse stock split. After discussions with legal counsel, management decided to present these options to the Board of Directors for further discussion and analysis. At the December 5, 2003 meeting of the Board of Directors, the Board discussed the options available, principally a reverse split, an issuer self-tender offer or a squeeze-out merger, and determined, comparing such available options, that a reverse stock split was the most feasible and cost-effective in the Company's current situation. The reasoning for such decision is discussed below in the section entitled "SPECIAL FACTORS - Alternatives Considered by the Board of Directors." The Board of Directors reviewed with legal counsel the duties of directors under securities laws and New York State corporate laws in evaluating a reverse stock split and discussed the preparation of documents to be filed with the SEC in this regard. The costs associated with going private were discussed as well as the potential timeline for achieving private company status. By direction of the Board of Directors, management engaged legal counsel to assist the Company in pursuing the proposed going private transaction. The Board of Directors also formed the Special Committee to provide independent advice to the Board of Directors as to whether to undertake a going private transaction, the form of the going private transaction, and to consider fairness and valuation questions with respect to any proposed going private structure. The Special Committee was comprised of one independent non-employee director (Charles Berdan) and was asked to investigate, consider and evaluate the "going private" proposal including a possible reverse stock split. The Special Committee was asked to independently examine the following:

     o whether the Company should undertake a going private transaction and the advantages and disadvantages to the Company's shareholders in doing so;

     o    what form the transaction to go private should take, if any;

     o if the Special Committee determined that a reverse stock split were the proper method to undertake the going private transaction, the parameters of the reverse split, including the size of the reverse split and how to handle any resulting fractional shares; and

     o    how to accurately value the Company's Existing Common Stock.

     The Special Committee ultimately, after discussions with Company management, discussions with outside legal counsel, and review of other factors the member of the Special Committee determined to be relevant to its evaluation of a going private transaction, made a decision on January 7, 2004 to recommend to the Company's Board of Directors that the Reverse Split Transaction be approved. In addition, the Special Committee noted that in undertaking a reverse split, the Company would be required to pay the fair market value for any resulting fractional shares of Common Stock so that the Company could reach its goal of going private. In so doing, the Special Committee noted advice from counsel that the fair market value of the Common Stock was to be concluded without discount or premium and must be determined by the Special Committee and the Board of Directors by reviewing all relevant factors. After conducting such an examination of relevant factors, the Special Committee determined that the fair value of the Common Stock in the Reverse Split Transaction to be $.122 per share. The Special Committee made this determination based on a review of the historical trading price of the Company's Common Stock over recent periods, including the last ten trades on or prior to January 7, 2004 and other considerations such as general lack of liquidity of the Common Stock, recent trading volumes, Company projections and recent market trends, that the Special Committee deemed relevant to its evaluation.

     On January 7, 2004, the Special Committee delivered its recommendation of the Reverse Split Transaction to the Board of Directors, including a detailed analysis of its conclusions. After receipt of that recommendation, the Board of Directors conducted its own analysis and considerations as to the Reverse Split Transaction, including but not limited to the advantages and disadvantages of going private and the Reverse Split Transaction, the valuation methodology recommended by the Special Committee as to the method to determine the price to be paid to fractional shareholders in the Reverse Split Transaction, proposed methods of funding the payment to holders of fractional shares in the Reverse Split Transaction and current and projected Company performance. After such discussions and analysis, the Board of Directors approved unanimously the Reverse Split Transaction and a reduction in authorized Common Stock as described in this Proposal I and determined that the Reverse Split Transaction was fair to both affiliated and unaffiliated shareholders of the Company.

     The principal reasons the Board of Directors approved the Reverse Split Transaction at its January 7, 2004 meeting are:

     o The Company's status as a public company has provided little liquidity for the Company's shareholders and has not provided the Company with enhanced access to capital over the last few years;

     o The termination of the Company's reporting obligations will reduce the Company's operating expenses related to public company reporting requirements which continue to grow over time;

     o The termination of the Company's reporting obligations will provide the Company with increased operating freedom focused on long-term results rather than quarterly results;

     o Nearly all holders of Existing Common Stock will be provided with liquidity at fair market value for their Common Stock when they receive cash for fractional shares in the Reverse Split Transaction; and

     o There will be no tangible reduction in liquidity for continuing shareholders.

     In conjunction with reviewing the positive aspects of the Reverse Split Transaction with counsel, the Board of Directors examined the potential negative factors associated with effecting the Reverse Split Transaction and going private. The Board of Directors noted that the ownership interest of holders of less than 55,000 shares of the Company's Existing Common Stock would be terminated as a result of the Reverse Split Transaction, and such shareholders would not have the opportunity to participate in the future growth of the Company. The Board of Directors noted that continuing shareholders would not have the opportunity for a public market for the Company's securities following the Reverse Split Transaction. The Board also recognized that less information regarding the Company would be available to continuing unaffiliated shareholders following the Reverse Split Transaction. The Board of Directors also considered the estimated cost of purchasing fractional shares of $95,000 and the expenses associated with the Reverse Split. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT -- Potential Disadvantages."

     The Board reviewed these potential negative aspects of the Reverse Split Transaction and determined that the one-time cost to effect the Reverse Split Transaction was more than outweighed by the anticipated future annual savings that would be realized by no longer being a reporting company. In addition, the Board of Directors noted that, given current market conditions, it might take some time before the Company were again able to return to profitability and that the Reverse Split Transaction offered most unaffiliated shareholders a way of getting cash out of the Company at the current fair market value for the Common Stock.

     After the completion of the presentations and discussions, the Board of Directors approved the Reverse Split Transaction with cash to be paid in lieu of fractional shares at the rate of $.122 per whole share of Existing Common Stock (the fair market value determined by the Board of Directors for the Existing Common Stock). All corporate actions necessary in connection with these undertakings were approved unanimously, and the Board of Directors directed that the Reverse Split be submitted for approval by the Company's shareholders at the Special Meeting.

     ALTERNATIVES CONSIDERED BY THE BOARD OF DIRECTORS

     The Board of Directors considered alternative transactions to reduce the number of shareholders but ultimately determined that the Reverse Split was the preferred method. The Board of Directors considered the following alternative strategies:

     ISSUER TENDER OFFER. The Board of Directors considered, in concept, an issuer tender offer by which the Company would offer to repurchase shares of the Company's outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board of Directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of shareholders below 300, to reduce its administrative costs related to servicing shareholders who own a relatively small number of shares and to terminate its SEC reporting requirements. The Board of Directors was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. Alternatively, the Board of Directors was concerned that the Company could become obligated to repurchase significantly more shares than it will repurchase in the Reverse Split Transaction, since all shares held by tendering holders would have to be repurchased. In addition, the Board of Directors considered that the estimated transaction cost of completing a tender offer would be similar to or greater than the costs of the Reverse Split Transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that a significant number of shares would be tendered. Since an issuer tender offer would not necessarily meet the Company's objective of reducing the number of shareholders below 300, the Board of Directors did not address or consider potential purchase prices to be offered in an issuer tender offer.

     PURCHASE OF SHARES ON THE OPEN MARKET. The Board of Directors also considered purchasing shares of the Company in the open market in order to reduce the number of shareholders to fewer than 300. However, there was no assurance that purchasing stock in isolated transactions would result, in a reasonable period of time, in enough shareholders selling their shares to reduce the number of shareholders enough to permit the Company to deregister given the lack of daily trading volume of the Common Stock.

     THIRD PARTY ACQUIRER. The Board of Directors also considered seeking a third party acquirer. The Board of Directors noted that there were no offers currently outstanding and that it was unlikely that a potential buyer would value the business at a higher price than the net asset value of the Company. The estimated per share distribution available to shareholders after sale of the assets would likely be lower than the proposed purchase price in the going private transaction.

     CONTINUING AS IS. The Board of Directors also considered taking no action to reduce the number of shareholders of the Company. However, due to the Company's significant and increasing costs of compliance under the Exchange Act, especially in relation to the Company's overall expenses and cash flow, the Board of Directors believes that taking no action at this time is not in the best interests of the Company. The Company, based on past experience, estimates $250,000 for the first year following the Reverse Split of additional annual expenses may continue to be incurred if the Company continues to be a reporting Company under the Exchange Act. This estimate is substantially based on past experience, and may not necessarily be indicative of actual future expenses in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules.

     FAIRNESS OF THE REVERSE SPLIT

     The Board of Directors believes that the Reverse Split Transaction is fair to both the affiliated and unaffiliated shareholders of the Company. In determining the fairness of the Reverse Split Transaction, the Board of Directors considered a number of factors prior to approval of the proposed transaction.

     The Board of Directors recognized the concerns of shareholders owning less than 55,000 shares of Existing Common Stock, who have very limited liquidity because there is very little trading in the Existing Common Stock. The Reverse Split Transaction will allow such shareholders to liquidate their holdings at a fair value, and without brokerage or other transaction costs by receiving cash for their interest.

     Shareholders receiving New Common Stock will benefit from the reduction of direct and indirect costs borne by the Company to maintain its public company status. In addition, both affiliated and unaffiliated shareholders holding a number of shares not evenly divisible by 55,000 will receive a cash payment for the portion of their interest that would otherwise be represented by a fractional share, without incurring brokerage or other transactions costs.

     The Board of Directors of the Company by unanimous vote on January 7, 2004, with no member of the Board of Directors dissenting or abstaining from such approval, adopted a resolution declaring the terms and conditions of the Reserve Split Transaction to be advisable, and directing that a proposed amendment to the Certificate of Incorporation of the Company effecting the Reverse Split Transaction be submitted to all shareholders of the Company for consideration.

     In determining the fairness of the Reverse Split Transaction to affiliated and unaffiliated shareholders, and determining to approve the Reverse Split Transaction and recommend that shareholders approve it, the Board of Directors considered the following material factors:

     o The extremely limited liquidity of the Existing Common Stock supported the Special Committee's and the Board of Directors' decision to recommend the Reverse Split Transaction. Since shareholders are not currently realizing one of the principal benefits of public ownership, a liquid trading market, the Board of Directors determined the costs of public reporting were not warranted.

     o Information regarding the Company's financial condition, including the costs associated with the reporting requirements under the Exchange Act, which are significant to the Company. This information also supported the decision to proceed with the Reverse Split Transaction at a 1-for 55,000 ratio and $.122 cash consideration by showing that the Company had sufficient funds to pay cash in lieu of fractional shares in the Reverse Split Transaction.

     o By becoming a private company, the Board of Directors believes that management can redirect its efforts on long-term growth free from the constraints of public ownership. Management will gain greater flexibility in operating the Company and planning for its future.

     o The anticipated increased cost of compliance with the additional requirements on public companies under the Sarbanes-Oxley Act of 2002 and related SEC regulations was viewed by the Board of Directors as yet another disadvantage of remaining a public reporting company.

     o The benefit afforded by the Reverse Split Transaction for shareholders who hold a small number of shares to receive a cash payment for their interest without brokerage costs, and for larger shareholders to receive a cash payment in respect of a portion of their interest, which supported the determination that the Reverse Split Transaction is fair to affiliated and unaffiliated shareholders.

     o The fact that at the 1-for-55,000 ratio, the Reverse Split Transaction would not significantly impact control of the Company, and that the Company expects that it would continue to have approximately 2 shareholders, with directors and executive officers beneficially owning approximately 50% of the New Common Stock on a pro forma basis following the Reverse Split Transaction (reflecting an increase of roughly 3% from their current beneficial ownership of 47% of the Existing Common Stock). Accordingly, the Board of Directors did not view the Reverse Split Transaction as significantly impacting control of the Company.

     o The recommendation of the Special Committee that the Reverse Split and the related transactions are fair to both affiliated and unaffiliated shareholders. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT -- Fairness Of The Reverse Split - SPECIAL COMMITTEE".

     o The unlikelihood of attracting a market maker for the Company's Existing Common Stock for the foreseeable future was viewed by the Board of Directors as a disadvantage of remaining a public reporting company that limits the liquidity of shareholders.

     The Board of Directors also considered a number of potential disadvantages to the Reverse Split. Following the Reverse Split, there will be no opportunity for a public market for the Company's securities to develop. In addition, the termination of the Company's reporting obligations under the Exchange Act will substantially reduce the information that the Company will furnish to continuing shareholders. See "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Potential Disadvantages of the Reverse Stock Split" and "SPECIAL FACTORS RELATING TO THE REVERSE SPLIT - Background."

     The Board of Directors did not engage a representative to represent the unaffiliated shareholders in its deliberations of the fairness of the Reverse Split Transaction, and did not condition the Reverse Split Transaction on the affirmative vote of the holders of a majority of shares held by unaffiliated shareholders. Additionally, the Board of Directors made no specific provision to grant unaffiliated shareholders access to the Company's corporate files, except as may be required by New York Law, or to obtain counsel or appraisal services at the Company's expense. The Board of Directors determined that the Reverse Split Transaction was fair to unaffiliated shareholders notwithstanding the foregoing because (1) affiliated and unaffiliated shareholders are treated identically in the Reverse Split, (2) the Reverse Split Transaction does not significantly impact control of the Company, (3) the Special Committee formed by the Board of Directors reviewed the fairness of the Reverse Split Transaction and recommended that the Board of Directors approve the terms of the Reverse Split Transaction as being fair to all shareholders of the Company.

     Stephen Sternbach and Matthew Solof have indicated their intent to vote in favor of the Reverse Split. The shares held by these individuals represent approximately 95.2% of the outstanding voting stock on the Record Date.

     SPECIAL COMMITTEE

     In order to eliminate any conflict of interest in evaluating, negotiating and recommending the Reverse Split Transaction, the Company's Board of Directors formed a special advisory committee. The Special Committee is composed solely of a current independent director who is not an officer or employee of the Company and who has no financial interest in the proposed merger different from our other shareholders. The member of the Special Committee is Charles Berdan. The Special Committee had multiple meetings and discussions regarding the fairness of the proposed Reverse Split to affiliated and unaffiliated shareholders of the Company and found that the pre-split valuation of Existing Common Stock to be paid for fractional shares from the Reverse Split Transaction was fair from a financial point of view to the Company and the holders of Existing Common Stock receiving cash in lieu of fractional shares.

     At the final meeting of the Special Committee on January 7, 2004, the Special Committee decided to recommend a 1-for-55,000 reverse split at a valuation to be determined by average closing price of the stock on the last ten days that trades occurred, estimated at the time to be approximately $.122 per share. The Special Committee felt that such market price (i) accurately reflected the fair market value of the Company's Existing Common Stock, (ii) would provide the holders of Existing Common Stock with more cash than they could receive on the open market after transaction fees and (iii) was the same method used during the Company's reverse split of its Common Stock in January 2001 and therefore was consistent with past practice and treated all past and present shareholders equally.

     The Special Committee at the January 7, 2004 meeting also decided that a 1-for-55,000 reverse split was most fair to all shareholders. By raising the number to 55,000 from a lower number which would also have the effect of reducing the number of shareholders to fewer than 300 and allowing the Company to go private, the Special Committee felt that all shareholders were being treated equally. Following a 1-for-55,000 reverse split, the Company will only be left with 2 shareholders, 1 of whom is a director and/or manager of the Company. Thus, virtually all unaffiliated shareholders will be cashed out and no shareholder will be left holding illiquid shares of a private Company. While the costs associated with such a higher reverse split number were greater, the Special Committee felt that the costs were outweighed by the benefits of being more fair to the shareholders and treating the shareholders more equally.

     Based on the information provided to them and after extensive discussions, including those discussed above, the Special Committee recommended to the Board of Directors that the proposed Reverse Split Transaction appeared fair to all shareholders at 1-for-55,000 with fractional shares being cashed out at the weighted average market price for the last ten days in which the Common Stock had been traded.

         Charles Berdan, an independent current director did not receive any additional compensation for serving on the Special Committee. . Mr. Berdan does receive a fee of $700 for each Board of Directors meeting that he personally attends and is granted stock options from time to time to compensate him for his membership on the Board.


     SUMMARY OF THE GENERAL EFFECTS OF THE REVERSE SPLIT

     1.   RIGHTS, PREFERENCES AND LIMITATIONS:

     There are no differences between the respective rights, preferences or limitations of the Existing Common Stock and the New Common Stock. If the Reverse Split Transaction is approved and implemented, each remaining shareholder's percentage interest will be the same as it was prior to the approval of the proposal, except for the effect of the elimination of fractional shares. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company's Common Stock before and after the Reverse Split Transaction.

     HOLDERS OF FEWER THAN 55,000 SHARES OF EXISTING COMMON STOCK WILL NO LONGER HAVE ANY VOTING OR OWNERSHIP RIGHTS IN THE COMPANY AFTER THE REVERSE SPLIT TRANSACTION IS EFFECTED. AS A RESULT, SUCH HOLDERS WILL NO LONGER BE ABLE TO PARTICIPATE IN ANY FUTURE GROWTH OF THE COMPANY.


     2.   FINANCIAL EFFECT:

     The total number of fractional shares to be purchased is estimated to be approximately 780,946 at a cost of approximately $95,000. The cost of the Reverse Split Transaction will come from the Company's available cash balances, and, accordingly, will reduce the Company's cash balance. The Company is financing the Reverse Split Transaction with its available cash balance and has not arranged for any alternative financing to consummate the transaction in the event its available cash balance is insufficient. As a result of the reduction in the number of shares outstanding, the Company's earnings per share and book value per share will increase by a factor of 55,000. The proposed Reverse Split Transaction will not effect the par value of the Company's Common Stock. As a result, on the Effective Date of the Reverse Split Transaction, the stated capital on the Company's balance sheet attributable to common stock will be reduced in proportion to the Reverse Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. No other material impact on the Company's financial statements is expected other than the expenses related to the Reverse Split as indicated below and the payment of approximately $95,000 for the purchase of fractional shares.

     The Company will pay all of the expenses related to the Reverse Split Transaction. In addition to the cash-out of fractional shares, we estimate that the expenses of the Reverse Split Transaction will be as follows:

     Legal fees                                            $  15,000
     EDGAR filing preparation fees                             5,000
     Printing and Mailing Costs                               10,000
     Transfer Agent fees                                      10,000
     Total                                                 $  40,000

     3.   EFFECT ON MARKET FOR SHARES:

     The Company estimates that the number of shares of New Common Stock outstanding after the Reverse Split Transaction is effected will be approximately 280 shares in the hands of approximately 2 shareholders. As a result, there will be no organized market for the Company's shares. Even though the Company's Common Stock is currently very thinly traded, this will have a further adverse effect on the liquidity of the Common Stock.

     The Company has no current plans to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such price and on such terms as the Board of Directors determines to be in the best interests of the Company and its then shareholders. Persons who continue as shareholders following implementation of the Reverse Split Transaction will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future, unless such rights are currently specifically granted to such shareholder.


     4.   TERMINATION OF EXCHANGE ACT REGISTRATION OF NEW COMMON STOCK:

     The Reverse Split proposal will affect the public registration of the New Common Stock with the SEC under the Exchange Act, as the Company intends to terminate this registration as soon as practicable after approval of the Reverse Split proposal by the shareholders. The Company may terminate registration under the Exchange Act if the New Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the New Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as filing of proxy statements, no longer applicable to the Company.

     With respect to the executive officers and directors of the Company, upon termination of registration of the Common Stock under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of
Section 16 thereof.

     Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.


     5.   BENEFICIAL OWNERS OF COMPANY STOCK:

     The Reverse Split Transaction will affect shareholders holding Company stock in street name through a nominee (such as a bank or broker). Nominees may have different procedures, and shareholders holding Company stock in street name should contact their nominees to determine how they are affected by the Reverse Split Transaction.


     6.   DIRECTORS AND OFFICERS:

     The Company intends that the current directors and officers of the Company will be the directors and officers of the Company immediately following the effectiveness of the Reverse Split Transaction. In connection with the termination of the Company's registration and reporting obligations under the Exchange Act, the Company may reduce directors' fees.

     The effect of the Reverse Split on the aggregate number of shares of the Company's Common Stock is as follows:

                                NUMBER OF SHARES

                                                             PRO FORMA FOR THE
                                          MAY 31, 2003        REVERSE SPLIT(1)
                                           -----------          -----------
Common Stock:
     Authorized                             20,000,000           20,000,000
     Outstanding                            16,182,309                  280
     Available for issuance                  3,817,691           19,999,720
     Per share par value                   $     0.001          $     0.001

Preferred Stock:
     Authorized                              5,000,000            5,000,000
     Outstanding                                     0                    0
     Available for issuance                  4,999,375            4,999,375
     Per share par value                   $      1.00          $      1.00


     INFORMATION REGARDING THE COMPANY AND CERTAIN TRANSACTIONS

     The Company is a corporation organized under the laws of New York with its principal place of business at 33 Walt Whitman Road, Suite 302, Huntington Station, New York 11746. The telephone number at its principal place of business is (631) 423-6689.

     As of January 7, 2004 the Company had 20,000,000 authorized shares of Common Stock, par value $0.001, of which 16,182,309 were issued and outstanding. The Company also had 5,000,000 authorized shares of Preferred Stock, par value $1.00, none of which were issued and outstanding.

     The Company's securities are currently traded on the NASD OTC Bulletin Board under the symbol SMCS. The high and low trading prices for the previous three fiscal years are as follows.

     PERIOD                                              HIGH             LOW
     ------                                              ----             ---

     Year ended May 31, 2001                          $   6.75            4.12

     First Quarter                                        4.31            1.88
     Second Quarter                                       2.34            1.62
     Third Quarter                                        1.80            1.39
     Fourth Quarter


     Year ended May 31, 2002

     First Quarter                                    $   2.42        $   1.80
     Second Quarter                                       1.70            0.56
     Third Quarter                                        0.71            0.39
     Fourth Quarter                                       0.85            0.41


     Year ended May 31, 2003

     First Quarter                                    $    .20        $    .69
     Second Quarter                                       0.14            0.03
     Third Quarter                                        0.13            0.05
     Fourth Quarter                                       0.13            0.05


     The Company has never paid any dividends with respect to its common stock. Any future payment of cash dividends will depend upon the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

     CERTAIN TRANSACTIONS

     Restructuring.

     On July 3, 2001, the Company entered into Purchase Agreement with Premier Home Healthcare Services, Inc. ("Premier") to acquire selected assets of the Company's wholly owned subsidiary, Amserv Healthcare of New Jersey, Inc., operating the New Jersey operations of the Company and the New York operations of the Company, with an aggregate purchase price of $5.5 million, $4.0 million and $1.5 million for the New Jersey and New York operations, respectively. Sale of the New Jersey Assets was completed on August 31, 2001 subject to a post closing adjustment to the purchase price based upon certain revenue thresholds. Additionally, on August 31, 2001, the Company entered into a Management Agreement with Premier for management and operation of the Company's New York operations pending New York State regulatory approval and the Company's stockholder approval. Upon receipt of all necessary approvals, the sale of the Company's New York operations will be completed. The purchase price of the New York operations was also subject to adjustment based upon certain revenue thresholds. In the interim period between the effective date of the Management Agreement with Premier and the closing of the New York operations, the Company borrowed $800,000 from Premier which was secured by the assets that Premier was to purchase in the form of a non-recourse promissory note. Additionally, under the terms of the Purchase Agreement with Premier, Star had retained the account receivables of the New York and New Jersey operations, equal to approximately $4.5 million. Subsequent to the execution of the Purchase Agreement with Premier and the closing of the New Jersey Assets in August 2001, the Company determined that shareholder approval was not required for consummation of the sale of the New York operations of the Company. As the Company has received New York State regulatory approval for the sale of the New York operations and to facilitate the closing of the sale of the these assets without shareholder approval, the Company agreed to a consensual foreclosure of the New York operations by Premier, whereby all of the assets related to the Company's New York operations were transferred to Premier. Upon the completion of this consensual foreclosure, the New York operations were transferred to Premier, in the same manner had a closing actually occurred, with no additional liability incurred by the Company. This foreclosure was completed by the end of 2002.

     The Company used the proceeds from the transaction with Premier to pay-off and terminate its credit facility with Healthcare Finance Group, Inc. ("HFG"). The Company paid HFG a total of $4.4 million in debt obligations and fees.

     ORGANIZATIONAL RESTRUCTURING CHANGES

     Although the Company had implemented organizational restructuring plans over the 1999 and 2000 fiscal years in response to industry related reimbursement and regulatory changes, the Company again initiated additional restructuring activities in fiscal year 2001. This was done in response to: (1) continued service volume shrinkage across the industry in all areas of reimbursement including Medicare, Medicaid and commercial insurance; (2) the Company's need to improve profitability in order to reduce financial obligation liabilities, and (3) the Company's inability to secure adequate numbers of personnel to expand client service volume due to an industry wide personnel shortage. The restructuring activities were initiated and completed in the Company's second quarter. These restructuring activities included;

o    Senior and middle management personnel changes.
o    General staff consolidations and reductions.
o The closure of all non-profitable, marginally profitable and under performing divisions and locations.
o    The elimination of under performing, low margin and poor paying contracts.

     In the 1999 and 2000 fiscal years, the Company also initiated and completed the consolidation of certain licensed offices in both Florida and New York. The licensed offices located in Miami Lakes and Lake Worth were consolidated and centralized into the Company's Hollywood office to increase operational efficiency in the region and reduce cost. Simultaneously, the Company terminated certain under-performing low margin managed care contracts in the region to increase the regional operating margin. Additionally, the Company, effective February 26, 1999, discontinued Medicare Certified Home Health Agency operations in Florida due to changes in the Medicare reimbursement and authorization methodologies. In May 1999 the Company closed its Syracuse office due to cost containment considerations.

     Effective January 1, 1999, the Company successfully completed an 18 month, automation restructuring project by placing all offices on the same operating software for client intake, scheduling, personnel, clinical data base management, billing and compliance. The system downloads data to the Resource Center into a standard accounting package for payroll, billing, collection, financial and general ledger processing. These changes marked a significant transition from multiple operating systems to one integrated standardized operating system. The Company continues to upgrade these systems to the most recent releases available.

     The Company continues to maintain a three-tier Corporate Compliance structure, which includes:

     1. Corporate Patient Care Committee which meets quarterly to review and establish new policies and procedures, and reviews internal audit findings by department and branch;
     2. Regional Quality Improvement Audit Committees, which conduct a series of operational, financial, clinical and personnel audits across all offices and departments. These audits test all regulatory and operational aspects with all findings reported to the Director of Corporate Compliance. The Corporate Compliance Program provides an additional layer of internal audits, investigation, and reporting. The program provides for a Director of Corporate Compliance who operates under the direction of and reports directly to the Company's Board of Directors.

     NO EXCHANGE OF STOCK CERTIFICATES REQUIRED

     As noted above under "Introduction," each current certificate representing issued and outstanding shares of Common Stock prior to the Reverse Split will automatically be deemed to represent the correct number of post-split shares after the Effective Date without further action by the shareholders, and it will not be necessary for any shareholder to surrender the existing certificates representing such Common Stock.

     FEDERAL INCOME TAX CONSEQUENCES

     A summary of all material federal income tax consequences of the proposed Reverse Split is set forth below. The following discussion is based upon present federal tax law and does not purport to be a complete discussion of such consequences. Accordingly, SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

     1. The proposed Reverse Split will not be a taxable transaction to the Company.

     2. A shareholder will not recognize any gain or loss as a result of the Reverse Split, except that it may recognize gain or loss to the extent of the cash it receives for fractional shares;

     3. The aggregate tax basis of a shareholder's New Common Stock will equal the aggregate tax basis of the shareholder's shares Existing Common Stock, reduced by any basis allocable to the fractional shares for which the shareholder received cash. The holding period of the New Common Stock generally will include the holding period of the shareholder's Existing Common Stock, provided the Existing Common Stock were capital assets in the hands of such shareholder.


     DISSENTERS' RIGHTS

     You have the right under New York law to file a written objection to the Reverse Split Transaction including a notice of election to dissent and a demand for payment of the fair value of your Star Multi Care Services, Inc. Common Stock shares. If you want to exercise dissenter's rights, you must carefully follow the procedures listed below in Appendix A of Section 623 of the New York State Business Corporation Law.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                APPROVAL OF THE 1-FOR-55,000 REVERSE STOCK SPLIT.



     ANNUAL REPORT AND FINANCIAL STATEMENTS

     Copies of the Company's Annual Report on Form 10-K which includes the Company's audited financial statements for the fiscal year ended May 31, 2003 and the Quarterly Report on Form 10-QSB for the period ended November 30, 2003, accompany this Proxy Statement. The Form 10-K and Form 10-QSB are hereby incorporated by reference in this Information Statement material.



                                          By Order of the Board of Directors,

                                          Stephen Sternbach
                                          Chairman of the Board, President and
                                          Chief Executive Officer

December 23, 2003

                                                                      APPENDIX A
                                                                      ----------

                            BUSINESS CORPORATION LAW
                             ARTICLE 6. SHAREHOLDERS

SS.623.  PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates [fig 1] for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

     (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

     (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenters' rights shall be lost unless the Supreme Court, for good cause shown, shall otherwise direct.

     (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

     (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

     (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

     (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

     (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

     (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates [fig 1] for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

     (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

     (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

     (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).